Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Record Results for Fiscal 2022 First Quarter

VONORE, Tenn. – November 10, 2021 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2022 first quarter ended October 3, 2021.

Highlights:

•	Delivered the most profitable first quarter in the Company’s history, with record unit sales, net sales, net income, and adjusted EBITDA.
•	Net sales for the first quarter increased to $144.0 million, up 38.8%.
•	Net income was $10.4 million or $0.55 per diluted share.
•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.67, up 15.5%.
•	Adjusted EBITDA, a non-GAAP measure, increased to $19.4 million, up 14.3%.
•	Initiated purchasing under the $50 million share repurchase program.

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Our business performed extremely well during the first quarter in a very challenging and dynamic environment. These results reflect a continuation of exceptional execution against our strategic and operational priorities as we delivered a record-setting performance for the fourth consecutive quarter. Net sales, diluted adjusted earnings per share, and adjusted EBITDA were all the highest for any first quarter in the Company’s history.”

Brightbill continued, “Despite many challenges, we had a solid start to fiscal 2022. We achieved industry-leading organic growth, and we will look to build on that success during the remainder of the year. Guided by our consumer-centric strategy and facilitated by our best-in-class operating model, recent third-party industry data confirms we have outperformed many of our top competitors to take meaningful market share.”

First Quarter Results

For the first quarter of 2022, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $144.0 million, up $40.3 million from the first quarter of 2021.  The increase was primarily due to increased volumes. Higher prices, favorable model mix, and higher option sales also contributed to higher net sales.

Gross margin declined 440 basis points to 20.9 percent in first quarter 2022 from 25.3 percent in first quarter 2021.  Higher revenues yielded a lower margin due to supply chain disruptions and inflationary pressures that drove materials and labor costs higher.  In addition, we incurred incremental overhead costs associated with the Merritt Island, Florida facility acquired in second quarter of fiscal 2021.

Operating expenses were $16.1 million for the first quarter, up $3.3 million from the prior-year period. Selling and marketing expense increased due to the timing of prior year expenses being impacted by the COVID-19 pandemic, resulting in lower costs for the first quarter of fiscal 2021.  General and administrative expense increased as we continued to make investments in research and development and information technology.

Net income was $10.4 million for the first quarter, compared to $9.6 million in the prior-year period.  Diluted net income per share was $0.55, compared to $0.51 for the first quarter 2021.  Adjusted Net Income increased to $12.8 million for the first quarter, or $0.67 per diluted share, compared to $10.9 million, or $0.58 per diluted share, in the prior-year period.

Adjusted EBITDA was $19.4 million for the first quarter, compared to $17.0 million in the prior year period.  Adjusted EBITDA margin was 13.5 percent for the first quarter, down from 16.3 percent for the prior-year period, due to increased costs.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “We remain committed to making investments to further strengthen our competitive position, grow our brands, and deliver shareholder value guided by our long-term focus and strategic priorities. Looking forward, we are raising our guidance for the full year on the strength of our operating performance and wholesale visibility.”

The Company’s outlook is as follows:

•

For full year fiscal 2022, consolidated net sales growth is expected to be up in the 20 percent range, with Adjusted EBITDA margins in the 18 percent range, and Adjusted Earnings per share growth up in the 25 percent range year-over-year.  This guidance represents another record year based on the organic growth potential of our brands.  Driven by growth-oriented projects, we now expect capital expenditures to be in the $25 million range for the full year.

•

For the second quarter of fiscal 2022, consolidated net sales growth is expected to be up in the 30 percent range, with Adjusted EBITDA margins in the 14.5 percent range, and Adjusted Earnings per share growth up in the 5 percent range year-over-year.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal first quarter 2022 results today, November 10, 2021, at 8:30 a.m. EDT. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 6918414. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.MasterCraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 6918414. The audio replay will be available beginning at 11:30 a.m. EDT on Wednesday, November 10, 2021, through 11:30 a.m. EDT on Wednesday, November 17, 2021.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, Crest, NauticStar, and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, www.NauticStarBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; our intention to drive value and accelerate growth; and the potential impact of COVID-19 on our operating results and liquidity.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the COVID-19 pandemic on the Company, supply chain disruptions, inflationary pressures, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2021, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise.

Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months Ended October 3, 2021

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended
	October 3,	October 4,
	2021	2020

Net sales	$144,010	$103,745
Cost of sales	113,888	77,515
Gross profit	30,122	26,230
Operating expenses:
Selling and marketing	4,282	2,907
General and administrative	9,670	8,932
Amortization of other intangible assets	1,026	987
Goodwill impairment	1,100	—
Total operating expenses	16,078	12,826
Operating income	14,044	13,404
Other expense:
Interest expense	382	1,019
Income before income tax expense	13,662	12,385
Income tax expense	3,276	2,818
Net income	$10,386	$9,567

Earnings per share:
Basic	$0.55	$0.51
Diluted	$0.55	$0.51
Weighted average shares used for computation of:
Basic earnings per share	18,850,301	18,774,336
Diluted earnings per share	19,004,119	18,866,826

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	October 3,	June 30,
	2021	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,651	$39,252
Accounts receivable, net of allowances of $212 and $115, respectively	19,105	12,080
Income tax receivable	935	355
Inventories, net	75,536	53,481
Prepaid expenses and other current assets	5,524	5,059
Total current assets	112,751	110,227
Property, plant and equipment, net	62,335	60,495
Goodwill	28,493	29,593
Other intangible assets, net	58,873	59,899
Deferred income taxes	15,379	15,130
Deferred debt issuance costs, net	482	507
Other long-term assets	551	609
Total assets	$278,864	$276,460
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$28,642	$23,861
Income tax payable	—	726
Accrued expenses and other current liabilities	43,869	46,836
Current portion of long-term debt, net of unamortized debt issuance costs	2,868	2,866
Total current liabilities	75,379	74,289
Long-term debt, net of unamortized debt issuance costs	81,559	90,277
Unrecognized tax positions	4,294	3,830
Operating lease liabilities	239	276
Total liabilities	161,471	168,672
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,961,205 shares at October 3, 2021 and 18,956,719 shares at June 30, 2021	189	189
Additional paid-in capital	118,149	118,930
Accumulated deficit	(945)	(11,331)
Total stockholders' equity	117,393	107,788
Total liabilities and stockholders' equity	$278,864	$276,460

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended
	October 3,	October 4,
	2021	2020	Change
	(Dollars in thousands)

Unit sales volume:
MasterCraft	783	640	22.3%
Crest	716	453	58.1%
NauticStar	291	286	1.7%
Aviara(a)	19	13	46.2%
Consolidated	1,809	1,392	30.0%
Net Sales:
MasterCraft	92,015	69,591	32.2%
Crest	32,780	18,039	81.7%
NauticStar	13,360	12,342	8.2%
Aviara(a)	5,855	3,773	55.2%
Consolidated	$144,010	$103,745	38.8%
Net sales per unit:
MasterCraft	118	109	8.3%
Crest	46	40	15.0%
NauticStar	46	43	7.0%
Aviara(a)	308	290	6.2%
Consolidated	80	75	6.7%
Gross margin	20.9%	25.3%	(440) bps

(a)

Beginning with the first quarter of fiscal 2022, our chief operating decision maker began to manage our business, allocate resources, and evaluate performance based on the changes that have been made in the Company’s management structure in connection with the transition of Aviara production to our Merritt Island facility.  As a result, the Company has realigned its reportable segments to MasterCraft, Crest, NauticStar, and Aviara.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include Aviara transition costs and certain non-cash items including goodwill impairment and share-based compensation. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and adjusted for the impact to income tax expense related to non-GAAP adjustments. For the periods presented herein, these adjustments include Aviara transition costs and certain non-cash items including goodwill impairment, other intangible asset amortization, and share-based compensation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and adjusts for the impact to income tax expense related to non-GAAP adjustments. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income margin (expressed as a percentage of net sales) to Adjusted EBITDA margin (expressed as a percentage of net sales) for the periods indicated:

	Three Months Ended
	October 3,	% of Net	October 4,	% of Net
	2021	sale	2020	sale
	(Dollars in thousands)
Net income	$10,386	7.2%	$9,567	9.2%
Income tax expense	3,276		2,818
Interest expense	382		1,019
Depreciation and amortization	3,354		2,739
EBITDA	17,398	12.1%	16,143	15.6%
Goodwill impairment(a)	1,100		—
Share-based compensation	896		640
Aviara transition costs(b)	—		178
Adjusted EBITDA	$19,394	13.5%	$16,961	16.3%

(a)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended
	October 3,	October 4,
	2021	2020
	(Dollars in thousands, except per share data)
Net income	$10,386	$9,567
Income tax expense	3,276	2,818
Goodwill impairment(a)	1,100	-
Amortization of acquisition intangibles	999	960
Share-based compensation	896	640
Aviara transition costs(b)	-	178
Adjusted Net Income before income taxes	16,657	14,163
Adjusted income tax expense(c)	3,831	3,257
Adjusted Net Income	$12,826	$10,906

Adjusted net income per common share
Basic	$0.68	$0.58
Diluted	$0.67	$0.58
Weighted average shares used for the computation of (d):
Basic Adjusted net income per share	18,850,301	18,774,336
Diluted Adjusted net income per share	19,004,119	18,866,826

(a)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(c)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(d)

Represents the Weighted Average Shares Used for the Computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income per diluted share to Adjusted Net Income per diluted share for the periods presented:

	Three Months Ended
	October 3,	October 4,
	2021	2020
Net income per diluted share	$0.55	$0.51
Impact of adjustments:
Income tax expense	0.17	0.15
Goodwill impairment(a)	0.06	—
Amortization of acquisition intangibles	0.05	0.05
Share-based compensation	0.05	0.03
Aviara transition costs(b)	—	0.01
Adjusted Net Income per diluted share before income taxes	0.88	0.75
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.21)	(0.17)
Adjusted Net Income per diluted share	$0.67	$0.58

(a)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(b)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(c)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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